AMENDMENT

This Amendment (“Amendment”) to the October 1, 2017 Amended and Restated Global Custody and Fund Accounting Agreement between JPMorgan Chase Bank, N.A. (“Bank”) and J.P. Morgan Exchange-Traded Fund Trust, severally and on behalf of each of the portfolios listed therein, as amended (the “Principal Agreement”), is entered into as of September 16, 2020 (the “Effective Date”).

WHEREAS the parties hereto (the “Parties”) entered into the Principal Agreement pursuant to which Bank was appointed to provide certain custody and fund accounting services; and the Parties now wish to amend the Principal Agreement, as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereby agree as follows:

1.	Definitions. Terms defined in the Principal Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	Amendments. The Principal Agreement shall be amended to replace section 10.12 with the following:

10.12	Confidentiality

(a)    Subject to Section 10.12(c) Bank will hold all Confidential Information in confidence and will not disclose any Confidential Information to any other party except as may be required by Applicable Laws, a regulator with jurisdiction over the Bank’s business, or with the consent of Customer. Bank will use Confidential Information only for the purpose of fulfilling its obligations under this Agreement.

(b)    Bank has implemented and shall maintain appropriate policies, procedures and processes reasonably designed to maintain the confidentiality of Confidential Information and satisfy the requirements of Applicable Law.

(c)    Customer authorizes Bank to disclose Confidential Information to the extent necessary to provide relevant services to the Customer to:

(i)    the Bank’s Affiliates and branches, any Subcustodian, subcontractor, agent, or any other person that Bank selects or appoints in connection with Bank’s provision of relevant services under this Agreement and Bank believes is reasonably required to have access to the Confidential Information for Bank to provide services under this Agreement, provided that Bank shall not be liable for Customer’s direct Liabilities to the extent that a party listed in this Section 10.12(c)(i) discloses Confidential Information in a manner permitted by this Section 10.12;

(ii)    any securities exchange, Securities Depository, broker, issuer or any third party selected by the Customer;

(iii)    the Bank’s professional advisors, auditors or public accountants; and

(iv)    any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

Bank shall require persons permitted to receive Confidential Information under Section 10.12(c)(i) or Section 10.12(c)(iii) to maintain appropriate policies, procedures and processes reasonably designed to maintain the confidentiality of Confidential Information.

(d)    Bank agrees to notify the Customer promptly in the event the Bank determines that a breach of any part of this Section 10.12 has occurred.

As modified and amended hereby, the Parties hereby ratify, approve and confirm the Principal Agreement in all respects, and save as varied by this Amendment, the Principal Agreement shall remain in full force and effect.

3.

Representations. Each Party represents to the other Parties that all representations contained in the Principal Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each Party, as the case may be, on the date of this Amendment.

4.

Entire Agreement. This Amendment and the Principal Agreement and any documents referred to in each of them, constitute the whole agreement between the Parties relating to their subject matter and supersede and extinguish any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment are inconsistent with or in conflict with any of the provisions of the Principal Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail as between the Parties.

5.

Counterparts. This Amendment may be executed in any number of counterparts which together shall constitute one agreement. Each Party may enter into this Amendment by executing a counterpart and this Amendment shall not take effect until it has been executed by each Party.

6.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

7.	Law and Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date set out above.

J.P. Morgan Exchange-Traded Fund Trust

By:
Name:
Title:

JPMorgan Chase Bank, N.A.

By:
Name:
Title: